Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 12, 2018 (except for Note 2, as to which the date is May 14, 2018), with respect to the consolidated financial statements and schedule of International Seaways, Inc. and our report dated March 12, 2018, with respect to the effectiveness of internal control over financial reporting in the Registration Statement (Form S-3) of International Seaways, Inc. for the registration of common stock.

/s/ Ernst & Young LLP

New York, NY

August 20, 2018